                                                                   Exhibit 10.32

           [This is an English translation of the governing document.
                     The governing document is in German.]

                  Share Sale and Purchase and Option Agreement

                                     between

                                Horst Michaels ,
                          Tulpenweg 13, 63755 Alzenau;

                                 Anni Simoneit ,
                          represented by Gertrud Eckert
                          Markerstr. 31, 63755 Alzenau;

                                 Arno Michaels ,
                          Prentelweg 2 a, 81243 Munich;

                                Bianca Michaels ,
                         Adolfsallee 7, 65185 Wiesbaden;

                                  Ute Michaels,
                     Meistersingerstr. 13, 81927 Munich, and

                      (hereinafter together "Shareholders")

                                       and

                           Applied Power Holding GmbH,
                      Mundelheimer Weg 51, 40472 Dusseldorf
                           (AG Dusseldorf, HRB 31197)

                            (hereinafter "Purchaser")

                                       and

                              Actuant Corporation,
             6100 North Baker Road, Milwaukee, Wisconsin 53209, USA

                             (hereinafter "Actuant")


                               Date: 22 July 2002

                                Table of Content:

List of Exhibits ..............................................................   II
Preamble ......................................................................    1
(S)1 Object of Sale ...........................................................    3
(S)2 Sale of Shares / Put Option ..............................................    4
(S)3 Purchase Price / Purchase Price Adjustment ...............................    5
(S)4 Effective Date/Closing ...................................................    8
(S)5 Guarantees ...............................................................   11
(S)6 Liability of the Shareholders for Taxes and other Public Dues ............   31
(S)7 Indemnity for Neutron Claims and Risks in Relation to Properties Sold ....   32
(S)8 Indemnity for Environmental Liability ....................................   33
(S)9 Put Option ...............................................................   36
(S)9a Claim for Reimbursement of Corporation Tax ..............................   38
(S)10 Liability of the Shareholders ...........................................   39
(S)11 Non-Compete Covenant, Use of Name .......................................   39
(S)12 Costs and Taxes .........................................................   40
(S)13 Confidentiality .........................................................   41
(S)14 Conditions Precedent, Right to Rescind ..................................   41
(S)15 Actuant's Guarantee, Discharge of the Supervisory Board/Management Board,
      Actuant's Covenant ......................................................   43
(S)16 Expert Arbitrator, Arbitration ..........................................   44
(S)17 Notices .................................................................   45
(S)18 Transfer of all Rights and Obligations out of this Agreement ............   46
(S)19 Miscellaneous ...........................................................   46

                                                                            -II-

                                List of Exhibits

Exhibit 1.3.1      List of Subsidiaries

Exhibit 1.3.2      List of Participations

Exhibit 3.4        Overview of the Development of the Working Capital

Exhibit 4.2.1      Draft of the Share Transfer Agreements

Exhibit 4.2.2      Draft of the Resignation Letters of the Supervisory Board
                   Members

Exhibit 4.2.3 Draft of the Termination Agreement between Heinrich Kopp AG and Horst Michaels

Exhibit 4.2.4      Draft of the Resignation Declaration of Mr. Horst Michaels

Exhibit 4.2.5 Draft of the Shareholder's Waiver in respect of Claims out of the Shareholders' Agreement

Exhibit 5.1.2      Copies of the Articles of Association of the Subsidiaries

Exhibit 5.1.3      List of Business Enterprise Agreements (Unternehmensvertrage)

Exhibit 5.2.4a     List of all Pensions Obligations as per 31 December 2001

Exhibit 5.2.4b     List of Persons who obtained Pension Obligations since
                   31 December 2001
Exhibit 5.2.7 List of Sureties (Burgschaften), Guarantees, Comfort Letters etc.

Exhibit 5.3.1      List of Production Sites and Real Estate

Exhibit 5.3.2a     List of Real Estate which is the Sole Property of the
                   Companies

Exhibit 5.3.2b     List of Real Estate rented

Exhibit 5.3.4 Disclosure of Certain Cases in which Buildings or other Structures have not been properly maintained

Exhibit 5.3.5      List of all Real Estate Subject to Third Party Rights

Exhibit 5.3.7      List of all Public Law Charges in respect of Properties

Exhibit 5.3.9 Lease, Rental or Similar Agreements with Third Parties in respect of Properties owned by the Companies

Exhibit 5.4        Known Environmental Problems and Risks

Exhibit 5.5.1      List of Product Liability Claims within the last three years

Exhibit 5.5.3a     List of the Top Ten Customers and Suppliers

Exhibit 5.5.3b Pricing Arrangements with Customers or Suppliers which are outside the Ordinary Course of Business

Exhibit 5.5.4a     List of Obligations to Purchase or Sell Minimum Quantities

                                                                           -III-

Exhibit 5.5.4b List of Agreements pursuant to which the Companies are bound to Manufacture and/or Sell a Specific Product or Product Line

Exhibit 5.6.2      List of Third Party Rights on Other Assets of the Companies

Exhibit 5.6.3      List of all Equipment Leased

Exhibit 5.6.4      Valuation Principles for Current Assets

Exhibit 5.6.6a     List of Bank Accounts with Balances as of 31 May 2002

Exhibit 5.6.6b List of Loan Agreements and Credit Lines with Balances as per 31 May 2002

Exhibit 5.7.1a     List of Intellectual Property Rights

Exhibit 5.7.1b List of License Agreements in respect of intellectual property rights

Exhibit 5.7.2a List of Third Party Rights in respect of intellectual property rights

Exhibit 5.7.2b List of Obligations to pay Royalties for intellectual property rights

Exhibit 5.9.1      List of Permits and Licenses

Exhibit 5.10.1a    List of all Employees

Exhibit 5.10.1b    List of Consultancy Agreements

Exhibit 5.10.2     List of Shop Agreements (Betriebsvereinbarungen)

Exhibit 5.10.4     List of Salary Increases

Exhibit 5.11.1     List of Litigation as per the Signing Date

Exhibit 5.11.2     List of Litigation of the last two years

Exhibit 5.12.1     List of Agreements within the Kopp Group

Exhibit 5.12.2     List of Agreements between the Companies and the Shareholders

Exhibit 5.13.1     List of Material Contracts

Exhibit 5.13.2a    Disclosure in respect of Material Contracts

Exhibit 5.13.2b    Disclosure of Change of Control Clauses in Material Contracts

Exhibit 5.13.3     List of Agency Agreements

Exhibit 5.13.4     List of Insurance Agreements

Exhibit 5.14.1a    Disclosure: Disposal of Current Assets

Exhibit 5.14.1b    Disclosure: Extension of Loan Agreements

Exhibit 5.14.2     Disclosure: Extension of Loan Agreements

Exhibit 8.1.2      Copies of Environmental Reports

                                    Preamble

The Shareholders are the sole shareholders of Heinrich Kopp AG, with its seat in Kahl am Main, registered with the Commercial Register of the Local Court of Aschaffenburg under HRB 4758 (hereinafter also referred to as "Kopp" or the "Company").

The Company develops, produces and sells electric and electronic devices, especially switch programs, low-voltage distribution assemblies and other electrical installation material. The Company operates production sites in Germany in Kahl, Hildburghausen and Ingolstadt, and -through foreign subsidiaries - in the Czech Republic and Tunisia. Distribution companies are located in Germany, Austria, Hungary and Poland.

The Company holds, directly or indirectly, 100% of the shares in Brunnquell GmbH Fabrik elektrotechnischer Apparate (Germany), Osterreichische Kopp Ges.m.b.H. (Austria), Kopp Elektrotechnika, spol. s.r.o. (Czech Republic), Magyar KOPP Kft. (Hungary), Kopp Elektrotechnika Sp. z o.o. (Poland), Profikontakt Elektrohandels GmbH, Condor Installationstechnik GmbH (Germany) and HEKO Electrotechnique S.A.R.L. (Tunisia). Finally, the Company holds a 10% interest in Indo Asian Fusegear PVT. Ltd. (India), a 26% interest in Avanti Kopp Electricals PVT. Ltd. (India) and a 0.9% interest in,,Eiba" Societe Cooperative (Belgium). Furthermore, Osterreichische Kopp Ges.m.b.H. holds a 1.77% interest in TDZ Technologie- und Dienstleistungszentrum Rohrbach GmbH (Austria).

The Shareholders, for the purposes of finding a successor, have decided to look for a strategic partner to secure corporate success on a long-term basis and, therefore, intend to sell the majority of the shares of the Company. The Purchaser, a wholly-owned subsidiary of Actuant is interested in acquiring a majority interest in the Company. In addition, the Purchaser intends to grant a put option to certain of the Shareholders in respect of the sale of the remaining minority stake in the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

The following terms in this Agreement shall have the following meaning, unless it is evident that something different is intended by the Parties:

"Actuant"                                         has the meaning as set forth on the cover page;

"Administrative Charges"                          has the meaning as set forth in (S) 5 subpara. 3.6;

"Aggregate Limit of Liability"                    has the meaning as set forth in (S) 5 subpara. 16.8;

"Assignee Entity"                       has the meaning as set forth in (S) 18 subpara 1;

"Closing"                               has the meaning as set forth in (S) 4 subpara. 2;

"Companies"                             has the meaning as set forth in (S) 1 subpara. 3;

"Companies' Financial Statements"       has the meaning as set forth in (S) 5 subpara. 2.1;

"Company"                               has the meaning as set forth in the Preamble;

"Competing Products"                    has the meaning as set forth in (S) 11 subpara. 1;

"Effective Date"                        has the meaning as set forth in (S) 4 subpara. 1;

"Environmental Liability"               has the meaning as set forth in (S) 8.1.1;

"Environmental Pollution"               has the meaning as set forth in (S) 8.1.3;

"Environmental Provision"               has the meaning as set forth in (S) 5 subpara. 4;

"Environmental Reports"                 has the meaning as set forth in (S) 8.1.2;

"Governmental Permission"               has the meaning as set forth in (S) 5 subpara. 9.2;

"Intellectual Property Rights"          has the meaning as set forth in (S) 5 subpara. 7.1;

"Kopp"                                  has the meaning as set forth in the Preamble;

"Kopp Group"                            has the meaning as set forth in (S) 1 subpara. 3;

"Non-Compete Covenant"                  has the meaning as set forth in (S) 11 subpara. 1;

"Option Purchase Price"                 has the meaning as set forth in (S) 9 subpara. 5;

"Option Shares"                         has the meaning as set forth in (S) 9 subpara. 1;

"Option Sellers"                        has the meaning as set forth in (S) 9 subpara 1;

"Participations"                        has the meaning as set forth in (S) 1 subpara. 3;

"Purchaser"                             has the meaning as set forth on the cover page;

"Purchase Price"             has the meaning as set forth in (S) 3 subpara. 1;

"Put Option"                 has the meaning as set forth in (S) 9 subpara. 1;

"Reference Day"              has the meaning as set forth in (S) 3 subpara. 5;

"Sellers"                    has the meaning as set forth in (S) 2 subpara 1;

"Shareholders"               has the meaning as set forth on the cover page;

"Shareholders' Agreement"    has the meaning as set forth in (S) 1 subpara. 2;

"Shares"                     has the meaning as set forth in (S) 1 subpara. 1;

"Signing Date"               means the day of the conclusion of this Sale and
                             Purchase Agreement;

"Subsidiaries"               has the meaning as set forth in (S) 1 subpara. 3;

"Territory"                  has the meaning as set forth in (S) 11 subpara. 1;

"Working Capital"            has the meaning as set forth in (S) 3 subpara. 4.

                                      (S) 1
                                 Object of Sale

1.1 The stated capital of the Company of EUR 10,000,000.00 (in words: Euro ten million) is divided into 130,500 registered ordinary shares without par value (Stuckaktien) and 43,500 registered non-voting preference shares without par value (Stuckaktien) held as follows:

     ---------------------------------------------------------------------------
        Shareholder        Ordinary         Preference Shares         Total
                         Shares/share
                         registration
                            number
     ---------------------------------------------------------------------------
      Horst Michaels       107,037 /             (none)               107,037
                              A1
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

      Ute Michaels          (none)              25,679 / B2            25,679
     ---------------------------------------------------------------------------
      Arno Michaels          2,649 /             5,883 / B3             8,532
                              A3
     ---------------------------------------------------------------------------
      Bianca Michaels        2,649 /             5,883 / B4             8,532
                              A4
     ---------------------------------------------------------------------------
      Anni Simoneit         18,165 /             6,055 / B1            24,220
                              A2
     ---------------------------------------------------------------------------
         Total             130,500              43,500                174,000
     ---------------------------------------------------------------------------

     The aforementioned shares are hereinafter collectively referred to as "Shares".

     The Shares are evidenced in collective share certificates (Sammelurkunden) the registration numbers of which are as set out in the above table.

1.2 The stated share capital of the Company is fully paid in and has not been repaid. The Shares are not subject to an obligation to make an additional contribution. The Shares are the unrestricted property of the respective Shareholders and are free from any third party rights. Except for the shareholders' agreement entered into between the Shareholders dated July 13, 1992 (hereinafter "Shareholders' Agreement"), there are no contractual commitments vis-a-vis third parties with respect to the Shares, especially no rights of pre-emption, obligations to offer, voting commitments, trust, or the like. The shareholders' rights and obligations are exclusively governed by the Articles of Association, the Shareholders' Agreement and statutory provisions.

1.3 Exhibit 1.3.1 contains a complete list of all legal entities in which the Company holds more than 50% of the voting rights (hereinafter "Subsidiaries"), stating the seat of the respective subsidiary and the participation quota. Exhibit 1.3.2 contains a complete list of all other interests of the Company in other legal entities, stating the seat of the respective legal entity and the participation quota (hereinafter "Participations"). The Company and the Subsidiaries are hereinafter also referred to as "Kopp Group" or the "Companies".

                                      (S) 2
                           Sale of Shares / Put Option

2.1 Horst Michaels, Arno Michaels, Bianca Michaels and Anni Simoneit (hereinafter the "Sellers") hereby sell, and the Purchaser hereby purchases, with economic effect as of the Effective Date ((S) 4 subpara. 1 of this Agreement), the following Shares, with all rights and obligations to be derived therefrom, including the right to draw the profits pertaining to the fiscal year commencing January 1, 2002:

     -    Mr. Horst Michaels:      all of his Shares,
     -    Mr. Arno Michaels:       all of his Ordinary Shares,
     -    Ms. Bianca Michaels:     all of her Ordinary Shares, and
     -    Ms. Anni Simoneit:       all of her Shares.

2.2 With regard to all Shares held by Ute Michaels and all of the Preferred Shares held by Arno Michaels and Bianca Michaels the Purchaser grants a put option to Ute Michaels, Arno Michaels and Bianca Michaels in accordance with the provisions set out in (S) 9 hereof.

                                      (S) 3
                   Purchase Price / Purchase Price Adjustment

3.1 The purchase price for the Shares sold pursuant to(S)2 subpara. 1 shall amount to

                                EUR 12,199,116.00
               (in words: twelve million one hundred ninety-nine
                       thousand one hundred sixteen Euro)
                 (hereinafter referred to as "Purchase Price").

     The Purchase Price will be allocated internally between the Sellers as follows:

     Mr. Horst Michaels       EUR 9,728,861.00        79.74%;
     Ms. Anni Simoneit        EUR 2,017,599,00        16.54%;
     Ms. Bianca Michaels      EUR 226,328.00          1.86%;and
     Mr. Arno Michaels        EUR 226,328.00          1.86%.

3.2  The Purchase Price pursuant to(S)3.1 shall be due and payable as follows:

     a) a partial amount of EUR 10,699,116.00 (in words: ten million six hundred ninety-nine thousand one hundred sixteen Euro) shall be paid immediately at Closing ((S) 4 subpara. 2 of this Agreement), concurrently with (Zug um Zug) the transfer of the Shares sold pursuant to (S) 2.1 to the Purchaser, at no cost or expense to the Sellers to account no. 150737000, at Dresdner Bank Aschaffenburg, banking code 79580099.

     b) a partial amount of EUR 1,500,000.00 (in words: one million five hundred thousand Euro) shall be due one (1) year after Closing ((S)4 subpara. 2 of this

         Agreement) and shall be transferred to the account referred to in lit.
         a) at no cost or expense to the Sellers, unless the Purchaser is notified in writing of another account. The Purchaser hereby irrevocably waives its right of set-off against this claim and its right to invoke other objections or defenses, of whatever nature, against this claim, provided that there is no breach of the guarantees in (S) 5.1.1, first subparagraph, sentence 2 and second subparagraph, sentence 1. In such cases any amounts set-off or otherwise withheld shall be taken into account for the Aggregate Limit of Liability. Otherwise the Purchaser shall have no right of set-off with potential claims pursuant to (S)(S) 5, 6, 7 and/or 8 of this Agreement against the claim for payment of this partial amount of the Purchase Price or to invoke rights of retention (Zuruckbehaltungsrechte) on such basis. As a security for the payment of this partial amount the Purchaser will deliver a bank guarantee to the Sellers at Closing in accordance with
         (S) 4.2 lit. b).

     The Sellers will allocate and distribute these amounts among themselves.

3.3 The Purchase Price pursuant to para. 3.1 shall be subject to the adjustment pursuant to (S)(S) 3.5 to 3.8 and shall be increased by such amounts which will have been paid between the Signing Date of this Agreement and the Closing (i) by the Company to IKB Bank as repayment of the IKB Bank loan dated 2 September 1998 (as amended on 6 June 2000 and 26 October 2000) (present value: EUR 4,985,096.00, next instalment of EUR 383,469.00 due and payable on 30 September 2002) as well as (ii) by Kopp Elektrotechnika, spol. s.r.o., Czech Republic, to Kopp Elektrotechnika, spol. s.r.o. (Czech Republic) as repayment of the loan of HVB Czech Republic, Prague (present value: EUR 550,000.00, next instalment of EUR 55,000.00 due and payable on 2 January 2003).

3.4 The Purchase Price pursuant to (S) 3 subpara. 1 is based on the assumption that the added, non-consolidated Working Capital (as defined below) of the Companies as per the Reference Day defined in (S) 3.5 will be between EUR
     31.5 million and EUR 37.5 million. For each of the Companies the Working Capital as per the Reference Day shall be calculated as follows:

     - inventories (Sec. 266 para 2 B. I. German Commercial Code), booked and accounted for in accordance with the principles pursuant to (S)5.6.4, plus
     -   trade accounts receivable (Sec. 266 para 2 B. II. 1. German Commercial
         Code), booked and accounted for in accordance with the principles pursuant to (S) 5.6.5, first to third sentence, less
     - trade accounts payable (Sec. 266 para 3 C. 4. German Commercial Code), plus

     - cash etc. (Sec. 266 para 2 B. IV. German Commercial Code) and other securities (Sec. 266 para 2 B. III. 3. German Commercial Code), less
     - short-term liabilities in relation to credit institutions resulting out of credit lines(included in Sec. 266 para 3 C. 2. German Commercial
         Code).

     Details of the calculation of the Working Capital are set out in Exhibit
     3.4. Exhibit 3.4 further includes an overview of the development of the Working Capital of the Companies within the first six months of the business year 2002 and the planned development for the months of July and August 2002. For the avoidance of doubt, it is hereby clarified that the repayment of the loans pursuant to (S) 4.2 lit. f) shall be disregarded for the calculation of the Working Capital if the Reference Day pursuant to (S)
     3.5 occurs after the Closing.

     The Sellers and the Purchaser shall jointly procure that the Working Capital of the Companies as per the Reference Day shall be determined without undue delay, in any case within 30 days following Closing. The Working Capital shall be determined on the basis of non-consolidated, non-audited management accounts of the Companies based on sum and balance lists (Summen- und Saldenlisten) as per the Reference Day without physical stock-take and by applying the same principles and methods which have been applied for the calculation of the Working Capital for the first six months of the business year 2002 (Exhibit 3.4). As of the Closing the Purchaser shall grant and shall ensure, respectively, that the Sellers have full access to the books, records and documents of the Companies, to the extent necessary to calculate the Working Capital.

3.5 If the Closing occurs until the 15/th/ of a calendar month (including the 15/th/), the Working Capital shall be determined as per the end of the previous calendar month; if the Closing occurs after the 15/th/ of a calendar month, the Working Capital shall be determined after the Closing as per the end of the then current calendar month (each referred to as "Reference Day"). In case the Reference Day occurs after Closing, the Purchaser shall be obliged to conduct the business of the Company from the Closing on until the Reference Day within the ordinary course of business. Any measures outside the ordinary course of business, such as the measures listed in (S) 5.14.2 which are taken without the consent of the Sellers, shall be disregarded for the purpose of the Working Capital calculation.

3.6 The Purchaser will procure that a draft of the Working Capital calculation will be submitted to the Sellers at the latest within 30 days following the Closing. The draft of the Working Capital calculation shall be deemed binding between the parties and the Working Capital shall be deemed Working Capital within the meaning of this Agreement if the Sellers do not object in writing to the Purchaser within 30 days following receipt of the draft Working Capital calculation and at the same time submitting a revised calculation of the Working Capital reflecting the changes required from the point of view of the Sellers.

3.7  In case of disagreement on the draft Working Capital calculation or on any item included therein, Sellers and Purchaser will first negotiate in good faith to amicably settle the dispute between them. The Working Capital calculation agreed between the parties within such negotiation shall be deemed Working Capital within the meaning of this Agreement. In case the Sellers and the Purchaser do not reach agreement within 14 days following receipt of the objections by the Sellers, the dispute shall be referred to the expert arbitrator pursuant to (S) 16.1 of this Agreement.

3.8 If and to the extent the Working Capital as per the Reference Day - as finally determined pursuant to the terms and conditions of (S)(S) 3.4 to
     3.7 and 16.1, respectively - falls short of an amount of EUR 31.5 million, the Purchase Price shall be reduced by the amount by which the actual Working Capital falls short of the amount of EUR 31.5 million. If and to the extent the Working Capital as per the Closing exceeds an amount of EUR
     37.5 million, the Purchase Price shall be increased by the amount by which the actual Working Capital exceeds the amount of EUR 37.5 million.

     Any amount due and payable pursuant to this (S) 3.8 by either party shall be due and payable by the respective obliged party at no cost or expense for the recipient within five (5) business days after which the calculation of the Working Capital has become final and binding pursuant to the aforementioned provisions. The Sellers will allocate and distribute this amount among themselves. In the event that the balance is owed to the Sellers, payment shall be made to the account referred to in (S) 3.2 lit.
     a) and in the event that the balance is owed to the Purchaser to an account notified in writing by the Purchaser.

                                      (S) 4
                             Effective Date/Closing

4.1 The economic and fiscal effective date for the transfer of the Shares sold by the Sellers pursuant to (S) 2.1 shall be the expiry of the day on which all conditions precedent pursuant to (S) 14 para 1 of this Agreement have been fulfilled ("Effective Date").

4.2  The completion of the sale of the Shares sold by the Sellers pursuant to
     (S) 2.1 (hereinafter "Closing") shall take place at the latest five (5) bank working days after all conditions precedents pursuant to (S) 14 subpara. 1 have been fulfilled in the offices of Freyberg Close Brothers, Ulmenstra(beta)e 37, 60325 Frankfurt am Main, unless otherwise agreed between the parties. At Closing, the Sellers and the Purchaser shall confirm the satisfaction of the conditions precedents defined in (S) 14 subpara. 1 for the completion of the sale of the Shares sold by the Sellers pursuant to
     (S) 2.1 and shall take the following measures:

     a) signing of the Share Transfer Agreements for transfer of the Shares sold pursuant to (S) 2 subpara. 1 hereof, drafts thereof are attached as Exhibit 4.2.1 hereto, and submission of share certificates to Purchaser concurrently with (Zug um Zug) the actions and measures to be taken by the Purchaser pursuant to this (S) 4.2;

     b) payment of the partial amount of the Purchase Price pursuant to (S) 3 subpara. 2 lit. a) and delivery of a bank guarantee of a reputable major bank to the Sellers in an amount of EUR 1,500,000.00 as security for the partial amount of the Purchase Price pursuant to
            (S) 3.2 lit. b) of this Agreement, due one year after Closing of this Agreement, in which the bank undertakes to pay on first demand of the Sellers. The bank guarantee shall at the minimum be valid until a point in time which is one (1) year and ten (10) banking days following the Closing;

     c) delivery of a guarantee, payable on first demand, valid until 31 August 2004, by a major German bank to the Purchaser to secure potential claims of Purchaser out of and in connection with this Agreement and its consummation up to an amount of EUR 2,400,000.00 in which the bank waives its rights under (S)(S) 768, 770 et seq. BGB (German Civil Code) and the possibility of deposit (Hinterlegung);

     d) execution of an agreement between the Company and Ms Anni Simoneit pursuant to which the loan of 23 April 1992/6 October 1997 granted by Ms. Simoneit to the Company (loan of DM 4,800,000.00) including accrued interest until the Closing shall be repaid on Closing;

     e) execution of an agreement between the Company and the Theodor-Simoneit-Stiftung, Alzenau, pursuant to which the loan of 1 July 1992/27 November 1995 granted by the Theodor-Simoneit-Stiftung to the Company (loan of DM 1,000,000.00) including accrued interest until the Closing shall be repaid on Closing;

     f) repayment of the loan granted by Ms Simoneit to the Company in the amount of DM 4,800,000.00 and the loan granted by the Theodor-Simoneit-Stiftung in the amount of DM 1,000,000.00, in both cases plus interest accrued until the Closing;

     g) delivery of written declarations of the members of the supervisory board from the shareholders' side, Gert Silber-Bonz, Dr. Bernd Michaels, Dr. Reinhard Lohse and Dipl.-Ing. Horst Lettner, as attached as draft version in Exhibit 4.2.2, according to which the aforementioned persons irrevocably resign from their position as members of the supervisory board of the Company as of the Closing;

     h) signing of a termination agreement by the Company and Mr. Horst Michaels as attached as draft in Exhibit 4.2.3, according to which Mr. Horst Michaels irrevocably resigns from his position as director and chairman of the board of directors of the Company as of the end of the day on which the Closing occurs and confirms that all rights and duties resulting from the service contract dated January 29, 1992 and the pension agreement dated January 29, 1992 are terminated as of the end of the day on which the Closing occurs and Mr. Horst Michaels irrevocably waives all of his pension claims resulting from his service contract;

     i) delivery of a written declaration of Mr. Horst Michaels addressed to Osterreichische Kopp Ges.m.b.H. and HEKO Electrotechnique S.A.R.L., respectively, as attached in a draft version in Exhibit 4.2.4, according to which Mr. Michaels irrevocably resigns from his position as managing director of the afore-mentioned companies as of the Closing, and confirms that all rights and duties resulting from the service contract with HEKO Electrotechnique S.A.R.L. dated January 2, 1991 are terminated as of the Closing;

     j) delivery of an agreement between the Shareholders terminating the Shareholders' Agreement at the latest with effect as of the Closing and waiver by all Shareholders of any of their rights under the Shareholders' Agreement in connection with the sale and transfer of the Shares to the Purchaser or another subsidiary of Actuant. The draft of the agreement is attached as Exhibit 4.2.5;

     k) delivery to the Shareholders of a bank guarantee, payable on first demand and valid until 31 August 2003, by a reputable major bank to the Shareholders in the amount of EUR 1,395,600.00 to secure the Shareholders' claims resulting from (S) 9a.2 hereof;

     l) delivery of a bank guarantee, payable on first demand of the Option Sellers and valid until 31 October 2003, by a reputable major bank to the Option Sellers in the amount of EUR 2,879,337.00 to secure claims of the Option Sellers resulting from (S) 9 hereof;

     m) delivery of a written statement by the Shareholders to the Purchaser setting forth changes which affect the guarantees in (S) 5 hereof since the Signing Date. For the avoidance of doubt, it is hereby agreed that the statement is given for information purposes only. No liability shall attach to the Shareholders solely based on the statement but only if and to the extent set forth in (S) 5 of this Agreement.

     n) delivery of a notarised power of attorney pursuant to which Ute Michaels, Arno Michaels and Bianca Michaels have appointed Horst Michaels as their representative for all actions and measures as shareholders of the Company and to receive notices (such as the calling of a shareholders' meeting) on their behalf. This power of attorney shall remain in place until 31 December 2003; until then it shall be irrevocable.

                                      (S) 5
                                   Guarantees

The Shareholders hereby guarantee to the Purchaser with respect to the Company and, unless explicitly provided otherwise in this (S) 5, also to the Subsidiaries, within the scope defined in this Section by way of independent guarantees (selbstandige Garantieversprechen) pursuant to Sec. 311 subpara. 1 BGB (German Civil Code) that the statements set forth in (S) 5 are true and correct at the Signing Date, unless provisions explicitly refer to another time. The guarantees, contained in (S) 5.1, are also given as of the time of the Closing. Both parties confirm that they explicitly agree that the guarantees in this (S) 5 shall not be qualified as quality warranty (Beschaffenheitsgarantie) within the meaning of Sec. 276, 444 BGB (German Civil Code). With a view to missing court precedents in respect of the new Sec. 444 BGB and based on the assumption that the Shareholders would have not given any "quality guarantees" within the meaning of Sec. 444 BGB if the statutory regime would apply, the Purchaser hereby explicitly waives to invoke Sec. 444 BGB or any statutory warranty claims the Purchaser would not have pursuant to the provisions of this
(S) 5.

5.1  Corporate Matters

     5.1.1  The statements on the corporate and ownership structure contained in
            (S) 1 hereof and the Exhibits pertaining to (S) 1 are correct. The Shareholders are entitled to dispose of the Shares without any limitation; this guarantee is not given by Ms Ute Michaels. The Company is entitled to dispose of its shares in the Subsidiaries without any limitation and is the unrestricted sole owner of such shares. To the extent shares in Subsidiaries are held by other Subsidiaries, the Subsidiaries holding the shares are entitled to dispose of these shares in the Subsidiaries without any limitation and the Subsidiaries are the unrestricted sole owners of such shares.

            The Shares and all shares in the Subsidiaries (irrespective of which Company of the Kopp Group holds such shares) are each free of other encumbrances or other rights of other Shareholders or of third parties including rights of preemption, option and purchase rights regarding the shares in the Subsidiaries. Except for the shareholders' agreement entered into between the Shareholders dated July 13, 1992 there exist no agreements or rights to acquire or subscribe for any of the shares or other securities of the Companies. Unless otherwise disclosed in the Companies' Financial Statements there are no other shares held by the Kopp Group in any other companies or any obligations to acquire such shares. The Shareholders do not directly or indirectly own any companies engaged in the Kopp Group's scope of business anywhere in the world which are not members of the Kopp Group and are not mentioned in (S) 1 of this agreement with the exception of interests in listed companies not exceeding an amount of 10%.

            The share capital of each of the Companies is fully paid in. Cash contributions have been made in full, and contributions in kind have been made at most up to their market value. Contributions have not been repaid. The parties agree that the sale of the property in Miltenberg in December 2001 to a real estate company owned by the Shareholders does not qualify for a repayment of contributions. The Purchase Price due from the Shareholders for the sale of the property in Miltenberg has been paid by netting the purchase price with the distribution of the anticipated partial dividend resolved and caused to be distributed on 28 June 2002 in the amount of EUR 2,001,000.00.

            There are no rights of Shareholders or third parties to subscribe or otherwise acquire new shares in the Companies, to convert any other rights into shares or to require the issue of new shares. Except as stated otherwise in this Agreement, no dividend distribution or any other distributions of such kind were made with regard to periods after the fiscal year ending December 31, 2001 by the Company. After 31 December 2001 no hidden distributions of profits have been made in respect of any of the Companies.

     5.1.2 Kopp is a corporation validly incorporated and existing under the laws of the Federal Republic of Germany and the articles of association dated July 5, 2001.No shareholders' resolutions amending the articles of association exist that have not yet been registered with the Commercial Register.

            The Subsidiaries are companies validly founded and existing under the respective applicable law. Exhibit 5.1.2 contains the relevant valid articles of association currently in force. There are no shareholders' resolutions amending the articles of association and subject to registration that have not yet been registered with the Commercial Register, the company register or the competent register under the respective applicable law.

            Insolvency proceedings or comparable proceedings pursuant to foreign law have not been applied for in relation to any of the companies of the Kopp Group by the Companies. The Shareholders are not aware of any pending applications filed by third parties for the commencement of any such insolvency or comparable proceedings abroad. None of the Companies of the Kopp Group is overindebted. The Purchaser is, however, aware that Condor Installationstechnik GmbH was overindebted and that the overindebtedness was eliminated as a result of the declaration of subordination (Rangrucktritt) made by the Company in March 2002.

     5.1.3 Except as listed in Exhibit 5.1.3, the Companies are not party to control agreements, profit and loss transfer agreements, or other agreements between business enterprises within the meaning of (S)(S) 291 seq. AktG (German Stock Corporation Act) or any comparable foreign law provisions.

5.2. Consolidated Financial Statements of the Companies, Distributions

     5.2.1 The Consolidated Financial Statements of the Companies for the fiscal years 2000 and 2001 (hereinafter referred to as "Companies' Financial Statements"), with respect to the German Companies audited and being provided with an unlimited audit certificate by Rhein-Main-Treuhand GmbH
            Wirtschafts-prufungsgesellschaft/Steuerberatungsgesellschaft, in respect of the Austrian and Czech Companies audited and being provided with an unlimited audit certificate by Leitner & Leitner Wirtschaftsprufungsgesellschaft, in respect of the Hungarian Company audited and being provided with an unlimited audit certificate by PROXY Konyvvizsgalo es Tanacsado Kft. and in respect of the Tunesian Company unaudited, have been prepared in accordance with the respective applicable Generally Accepted Accounting Principles and the principles of balance sheet and valuation continuity and consistency. The Purchaser is, however, aware that as of 31 December 2001 the inventories of the Companies have no longer been valued pursuant to the LIFO-principle in deviation from previous practice. The Companies' Financial Statements give a true and fair view of the net worth, financial position and results of each of the Companies for the respective periods.

     5.2.2 Except for the distributions pursuant to (S) 9a.1 no dividends have been paid after December 31, 2001.

     5.2.3 The pension obligations of the Company vis-a-vis present or former directors and employees or vis-a-vis any pensioners and other third party were booked at their going concern value (Teilwert) by applying a discount rate of 6 % and recognized actuarial principles, and by applying the 1998 calculation guidelines of Dr. Klaus Heubeck (Richttafeln 1998).

     5.2.4 With the exception of any severance payments (Abfertigung) pursuant to Austrian law Exhibit 5.2.4a contains a complete and correct list of all pension obligations of the Companies as of 31 December 2001 including the names of the respective present and former directors and employees or pensioners or any other third parties. In respect of additional pension obligations coming into existence between 31 December 2001 and Closing the names of the persons entitled are shown in Exhibit 5.2.4b. A valuation of these pension obligations can only be made in a pension valuation as of 31 December 2002.

     5.2.5 The closure of the occupational pension scheme (Versorgungsverordnung) for new hires joining the Company after December 31, 1997 is valid in accordance with the shop agreement with the work's council of June 5, 1998. All liabilities resulting from the shop agreement until December 31, 2001 and being not yet fulfilled have been fully recorded in the Financial Statements of the Company as of December 31, 2001.

     5.2.6 Except for liabilities incurred after December 31, 2001 all liabilities of the Companies (including contingent liabilities) are reflected in the Companies' Financial Statements as of December 31, 2001. In particular all liabilities under the social compensation plan (Sozialplan) resulting from the closure of the Miltenberg site are fully and properly reflected in the Companies' Financial Statements as of December 31, 2001. The expenses in connection with the closure of the Miltenberg site which are not reflected in the Companies' Financial Statements of December 31, 2001 (disregarding rental payments pursuant to the rental agreement dated 28 December
            2001) will not exceed EUR 10,000.00. As of the Closing the closure of the Miltenberg site will have been completed, with the exception of the termination of the rental agreement dated 28 December 2001 which will become effective only on 30 September 2002. After the Closing the Company will incur no additional costs in connection with the closure of the Miltenberg site, except for costs resulting from (i) accrued pension liabilities for employees who worked in Miltenberg, (ii) rentals resulting out of the rental agreement dated 28 December 2001 and (iii) the electricity supply agreement terminated with effect as of 31 December 2002.

     5.2.7 Except as listed in Exhibit 5.2.7 the Companies are not bound by any sureties (Burgschaften), guarantees (apart from quality or similar warranties), comfort letters or commitments of a similar nature in favour of any third party.

5.3. Production Sites and Real Estate

     5.3.1 Exhibit 5.3.1 contains a complete list of all production sites and real estate of the Companies, including real estate not necessary for the business.

     5.3.2 The real estate listed in Exhibit 5.3.2.a is the sole property of the respective company of the Kopp Group; the other places of business are used by the Companies on the basis of the lease agreements or other arrangements giving a right of use listed in
            Exhibit 5.3.2.b.

            The real estate listed in Exhibit 5.3.2a was acquired in accordance with the statutory provisions applicable at the time of acquisition. In particular, the acquisition of real estate by HEKO
            Electrotechnique S.A.R.L. was approved in advance by the Governor and the Central Bank of Tunisia.

     5.3.3 The real property listed in Exhibits 5.3.2.a and 5.3.2.b (hereinafter referred to as the "Properties") comprises all the real properties used for the operation of the respective business by the Companies presently or - except of the closed Miltenberg plant - during the last twelve months prior to the Signing Date.

            Due to law concerning neighbours and interests of adjoining owners there are no obligations of the Companies to pay indemnification to third parties for the use of real property owned by third parties

     5.3.4 Except as listed in Exhibit 5.3.4, the buildings and other structures of the Properties have been properly maintained until the Signing Date; the buildings and other structures have no substantial defects which would materially impair the normal continuation of the operations of the business as practiced in the past.

            To the best knowledge of the Shareholders all planning, zoning and other governmental regulations have been complied with in connection with the construction and the present use of buildings on the Properties. In particular (and without best knowledge qualifier),

            (i) the construction permits for the buildings erected on the Properties are valid and not subject to any pending or threatened proceedings; legally valid licenses have been granted for the use of all Properties situated in the Czech Republic;

            (ii) the Companies are not obligated to buy land adjacent to the Properties which may not be used for an expansion of the business;

            (iii) the Properties situated in Germany are registered by the authorities as an industrial or trading area pursuant to (S)
                   (S) 9 and 1 subpara. 2 no. 9 of the Ordinance of the Use of Land of Construction Purposes (Baunutzungsverordnung) in the respective zoning plan; the Properties situated in Austria are registered as an industrial or trading area in the regionalplanning schemes or in the zoning plan in accordance with the Regional Planning Act of Upper Austria (Oberosterreichisches Raumordnungsgesetz); the other Properties situated abroad are admitted to be used for industrial or trading purposes in accordance with the relevant statutory rules (if any);

            (iv) there is no right of any party to rescind the contract pursuant to which the respective company of the Kopp Group acquired title to the Properties;

            (v) there are no pending disputes with any adjoining or neighbouring owner, in particular with respect to boundary walls and fences or with respect to any easement, right or mean of access to the Properties.

     5.3.5 The Properties owned by the Companies are free of any third party rights or encumbrances (in particular pledges, easements, land charges and building rights) except for those set forth in Exhibit
            5.3.5. After the Signing Date no third party rights or encumbrances will be registered on such Properties with respect to which Purchaser has not given its explicit prior written consent.

     5.3.6 Expect as reflected in the Companies Financial Statements as of December 31, 2001 there are currently no taxes or other administrative dues and fees, including development charges, (hereinafter jointly referred to as

            "Administrative Charges") outstanding for payment and until the Closing no Administrative Charges the payment of which has been requested will be unpaid with respect to any of the Properties situated in Germany and owned by the Companies.

     5.3.7 Expect as listed in Exhibit 5.3.7 the Properties owned by the Companies are not encumbered with construction charges (Baulasten) or comparable public-law charges in other jurisdictions.

     5.3.8 The principal means of access to the Properties is (directly or indirectly over other Properties of the Companies) over public roads which are maintained at public expenses. The Properties situated in Germany enjoy the main service of water, drainage, electricity and (for the sites in Hildburghausen and Kaplice only) gas.

     5.3.9 Except as listed in Exhibit 5.3.9 and except as required by encumbrances identified in Exhibit 5.3.5 there are no lease, rental or similar agreements pursuant to which third parties are entitled to the use or possession of Properties owned by the Companies or parts thereof or are entitled to require from the respective company of the Kopp Group the observance of restrictions in the use of such Properties or parts thereof.

     5.3.10 The lease agreements listed in Exhibit 5.3.2.b are valid and binding and enforceable in accordance with their terms. The Companies have not been in breach of any major provisions of any of these lease agreements which would entitle the respective party to a termination for an important reason (Kundigung aus wichtigem Grund) nor have they received notice to this effect from the respective landlord. None of the Companies is in default with rental payments. The lease agreement dated 28 December 2001 between the Company and the Miltenberg GbR in respect of the Miltenberg site has been terminated by the Company with effect as of 30 September 2002. Until the Closing all obligations out of the lease agreement have been properly fulfilled by the parties thereto.

            There are no disputes with any neighbours, in particular with respect to boundary walls and fences or with respect to any easement, right or means of access to the premises.

5.4  Environmental

     The conduct of the business of the Companies does not violate material applicable environmental laws, regulations and permits (hereinafter referred to as "Environmental Provisions") in a way that the respective authorities would have the legal right to close down the business of the Companies or otherwise substantially restrict the Companies' business. To the best knowledge of the Shareholders all notices to the respective authorities have been made which are necessary for the present business operations of the Companies according to the Environmental Provisions being in force at the Signing Date.

     On the Signing Date the Shareholders are not aware of environmental problems and risks in respect of the Properties, except for the ones listed in the Environmental Reports and/or in Exhibit 5.4 or referenced therein.

5.5  Products and Product Liability

     5.5.1 Within the last three (3) years prior to the Signing Date there have been no lawsuits regarding product liabilities with a litigation value (Streitwert) of more than EUR 10,000.00 against any of the Companies. Exhibit 5.5.1 contains a complete list of all product liability claims against any of the companies of the Kopp Group within the last three (3) years prior to the Signing Date with a value exceeding EUR 10,000.00 in the individual case. On the Signing Date no product liability claims have been asserted which could result in a loss of any of the Companies over and above EUR 25,000.00 in the current business year and/or the following two business years.

     5.5.2 To the Shareholders' best knowledge all products manufactured by the Companies conform to applicable legal requirements and quality standards which at the Signing Date are in force in Germany and have to be observed pursuant to administrative regulations and applicable laws and such legal requirement and quality standards in other countries where the Companies are selling their products. The Shareholders are not aware of any product recalls pending or decisions by competent authorities in respect of such a recall.

     5.5.3 Exhibit 5.5.3a contains a complete list of the top ten customers and suppliers of the Companies based on turnover in the business year 2001.

            With the exception of measures listed in Exhibit 5.5.3b and measures which the Companies are contractually bound to take, none of the Companies have, between 1 April 2002 and the Closing, granted any price reductions, rebates or allowances, in particular advertising expense subsidies (Werbekostenzuschusse), to a customer, who in the business year 2001 has purchased goods from the Kopp Group with a value of more than two million Euro, or changed other major terms of the payment and delivery terms agreed with such customer or a supplier, provided always, that such measures have not been taken within the ordinary course of business, in particular in accordance with past practise, and will have a material negative effect for the business of the Kopp Group.

     5.5.4 Except as set forth in Exhibit 5.5.4a there are no obligations for the Companies to purchase from their suppliers or sell to their customers minimum quantities. Except under the agreements listed in
            Exhibit 5.5.4b and except under agreements, in particular listing agreements (Listungsvereinbarungen), with DIY stores (Baumarkten) or similar retailers (including oral agreements), the Companies are not bound by any agreements providing for a fixed term or subject to a notice period for termination in excess of six (6) months under which the Companies are required to manufacture and/or offer specific products or product lines.

5.6. Other Assets

     5.6.1 All other fixed and current assets reflected in the Companies' Financial Statements for the fiscal year 2001 were, as of the 31 December 2001, the unrestricted property of the Companies and free from any third party rights, except for retentions of title or statutory liens in the ordinary course of business.

     5.6.2 Except as listed in Exhibit 5.6.2 there are no liens, other security rights or interests or encumbrances on any of the assets of the Companies. Excepted are pledges and other encumbrances reflected in the land register, retentions of title, statutory liens or other security created in the ordinary course of business as security for obligations of the Companies and any assets which are used by the Companies based on valid rental or leasing agreements.

     5.6.3 Exhibit 5.6.3 contains a list of all equipment (without car leasing contracts) leased by any company of the Kopp Group with a monthly rent exceeding EUR 5,000.00 in each case.

     5.6.4 The current assets (Vorratsvermogen) - also during a business year - are accounted for based on uniform principles at historical costs (Anschaffungs-oder Herstellungskosten) without taking into account administration and sales overhead costs (Verwaltungs- und Vertriebsgemeinkosten) but taking into account discounts as described in detail in Exhibit 5.6.4. During a business year these discounts are accounted for in the same amounts as they have been accounted for when establishing the Financial Statements of the Companies as per 31 December 2001.

     5.6.5 Trade accounts receivable (Forderungen aus Lieferungen und Leistungen) are only booked, if the respective deliveries or services have been made by the Companies. Specific cash discounts (Skonto) and other cash discounts are taken into account by continuing the value adjustments (Wertberichtigungsbetrage) made as per 31 December 2001. Subsequent discounts such as boni or advertising expense subsidies (Werbekostenzuschusse) are accounted for by including the respective expenses in the profit and loss statement as per the end of each month the percentage share of turnover of which is equal to the respective percentage share before deduction of such expenses as shown in the Financial Statements of the Companies as per 31 December 2001. To the best knowledge of the Shareholders there are no receivables with a nominal value of more than EUR 50,000.00 the realization of which is in jeopardy and which have not been written down (including by way of lump sum adjustment (Pauschalwertberichtigung)).

     5.6.6 Exhibit 5.6.6a includes a list of all bank accounts of the Companies setting out the respective balances as of 31 May 2002. Exhibit 5.6.6b includes a list of all loan agreements and credit lines of the Companies and, for each loan and credit line, the amount drawn down by the respective Company as of 31 May 2002.

5.7  Intellectual Property

     5.7.1 The Companies own the patents, trademarks, utility models, software including source codes and other intellectual property rights (hereinafter collectively referred to as "Intellectual Property Rights") listed in Exhibit 5.7.1.a. The Companies have entered into the license agreements with respect to patents, trademarks, utility models or other intellectual property rights listed in Exhibit 5.7.1.b (license agreements for standard software like Microsoft Office are not listed).

     5.7.2 Except as listed in Exhibit 5.7.1.b and 5.7.2.a all Intellectual Property Rights which are used or have been used in 2000 and 2002 in the business are owned by one company of the Kopp Group without any encumbrances or rights of third parties. With respect to any Intellectual Property Right all due and payable fees have been paid in full to the competent patent offices or other authorities.

            To the best knowledge of the Shareholders

            (i) there are no outstanding claims by third parties against any company of the Kopp Group regarding infringements of intellectual property rights;

            (ii) except as listed in Exhibit 5.7.2.b there are no obligations to pay a license fee to a third party for the use of intellectual property rights;

            (iii) none of the Intellectual Property Rights is the subject of any pending proceedings for opposition, cancellation, revocation or rectification;

            (iv) none of the Intellectual Property Rights has been declared invalid or has been limited in any significant respect by any authority and no such proceedings are pending;

            (v) the Companies do not violate any intellectual property rights of third parties. Except as disclosed in Exhibit 5.7.2.a third parties have not claimed violation vis-a-vis the Companies;

            (vi) no patent has lapsed which has generated sales in the business year 2001 of more than EUR 100,000.00 in the territory for which the respective patent was protected (except for cases in which the patent has lapsed only as a result of the maximum protection period having expired).

     5.7.3 To the best knowledge of the Shareholders', except for the Companies of the Kopp Group, no other parties have the right to use the trademark "Kopp" for the sale of electrical products in the countries in which the Companies sell the products manufactured by them at the Signing Date. The Purchaser is however aware that Indo Kopp Limited and Avanti Kopp Electricals PVT Ltd. have the right to use the name "Kopp" as part of their company name and that these companies are currently selling electrical products under their respective company name in India.

5.8. Taxes and Social Security Contributions

     The Companies have duly and timely filed complete and correct tax returns and returns regarding social security contributions or will file such returns until Closing. All taxes, social security contributions and other public dues (including impositions pursuant to Austrian law (Vorschreibungen), charges, interest, fines and other amounts associated therewith) which are due or caused until December 31, 2001 have either been paid or have been accrued for in the Companies' Financial Statements as of December 31, 2001.

5.9   Public Permits and Licenses

      5.9.1 Exhibit 5.9.1 contains a list of all trading permissions (Gewerbeerlaubnis) and planning and building permissions (Baugenehmigungen), as well as with regard to the Companies based in the Czech Republic all licenses of use, of the last ten (10) years for each company of the Kopp Group.

      5.9.2 Each of the Companies has obtained all public permits and licenses required for continuance of the business as currently conducted (hereinafter referred to as "Governmental Permissions"). The Companies presently operate their business in compliance with all Governmental Permissions and underlying legal provisions in the country the respective company is situated in with the exception of such deviations, which have no substantial adverse effects on the business operations of one of the Companies.

      5.9.3 To the best knowledge of the Shareholders no company of the Kopp Group has received written notice in which (i) the retraction, the revocation or another termination of a Governmental Permission was threatened or declared or (ii) a public authority alleges that one of the Companies violates a provision essential for the business operations or a condition contained in a Governmental Provision.

5.10. Employees

      5.10.1 Exhibit 5.10.1.a contains a complete and accurate list of all employees employed by one of the Companies as of the Signing Date including the following data: age of employee, date of commencement of employment, special status (e.g. status of handicapped person if disclosed by the employee, maternity protection, member of or candidate for German works council), annual salary in 2001 (in case of personnel recruited after 1 January 2002 the annual salary for 2002 calculated as of today).

             Exhibit 5.10.1.b contains a complete list of all consultancy agreements concluded by one of the Companies and third parties with an annual salary exceeding EUR 50,000.00 or a period of cancellation of at least six (6) months.

      5.10.2 Exhibit 5.10.2 contains a complete list of all shop agreements with the works council (Betriebsvereinbarungen) of the Companies being in force at the Signing Date.

      5.10.3 No service contract or employment agreement between any of the Companies and any of its directors or employees provides for any severance payment to be made by any of the Companies upon termination with a value exceeding a severance payment payable by operation of law or by stipulation in a social plan or in a shop agreement with the works council (Betriebsvereinbarung).

      5.10.4 Within a period of six month prior to the Signing Date the

             Companies have not entered into legally binding obligations for any increase in remuneration or benefits of their employees and they will not enter into such obligations prior to the Closing Date. Excepted are the increases and benefits disclosed in Exhibit 5.10.4 and such obligations, which result from ordinary business operations and are made following the provisions of collective bargaining agreements (Tarifabschlusse) (in particular for the collective bargaining agreement of the Bayrische Metall- und Elektroindustrie with IG Metall) up to the amounts agreed in the respective collective bargaining agreement.

5.11  Litigation

      5.11.1 Except as listed in Exhibit 5.11.1 no litigation involving the Companies with an amount in dispute of more than EUR 10,000.00 in the individual case is pending or, to the best knowledge of the Shareholders has been threatened in writing.

      5.11.2 Exhibit 5.11.2 contains a complete list of all disputes of the last two years with a litigation value (Streitwert) of more than EUR 10,000.00 in the individual case, except for dunning procedures (Mahnverfahren) and court actions for the recovery of payments (Zahlungsklagen) of the Companies against third parties.

5.12. Legal Relationships within the Companies and with the Shareholders

      5.12.1 Except as listed in Exhibit 5.12.1 there are no written agreements between any of the Companies and affiliated companies. These agreements and further oral agreements between the Companies, if any, can be terminated at any time.

      5.12.2 Except as listed in Exhibit 5.12.2, no legal relationships exist between one of the Companies, on the one hand, and the Shareholders or affiliated companies of any of the Shareholders or persons related to the Shareholders, on the other hand.

5.13 Material Contracts / Agency Contracts / Insurance Contracts

     5.13.1 Exhibit 5.13.1 contains a complete list of all Material Contracts binding the Companies as of the Signing Date. A Material Contract under this Agreement is any contract either (i) with a duration of more than twelve (12) months, or (ii) with which the Companies have generated a turnover in the business year 2001 in excess of EUR 500,000.00 (in words: Euro five hundred thousand). All lease agreements for real estates or offices, license agreements and cooperation or joint venture agreements of any of the Companies are considered to be Material Contracts notwithstanding their duration or value.

     5.13.2 Expect as disclosed in Exhibit 5.13.2a (i) no Material Contract has been terminated by mutual agreement by any of the parties, (ii) no essential provisions of the Material Contract have been breached by any of the Companies and (iii) to the best knowledge of the Shareholders no third party breaches essential provisions of a Material Contract.

            With the exception of contracts listed in Exhibit 5.13.2b no Material Contract grants to any party a right of extraordinary termination of the Material Contract in the case all shares of the Company are sold.

     5.13.3 Exhibit 5.13.3 contains a complete list of all agency agreements existing as of the Signing Date binding any of the Companies.

            None of the agency agreements provides for compensation claims in case of termination of such agency agreements exceeding the amount being owed by the Companies by operation of law.

     5.13.4 Exhibit 5.13.4 contains a complete list of all insurance policies taken out as of the Signing Date as well as all liability insurance (except for vehicle liability insurance) which was in effect and valid during the last ten (10) years by any company of the Kopp Group (stating in each case the insurance company, risks covered and the limits). The insurance contracts taken out as of the Signing Date can not be terminated as a result of the consummation of this Agreement.

5.14. Conduct of the Business between 1 January 2002 and Closing of this
      Agreement

      5.14.1 In the period between 1 January 2002 and the Signing Date the business activities of the Companies have been conducted within the ordinary course of business. In particular,

             (i) except as listed in Exhibit 5.14.1a the assets of the Companies have not been disposed of (except current assets being sold within the ordinary course of business),

             (ii) no new share capital or other similar capital has been created or issued,

             (iii) except as listed in Exhibit 5.14.1b the Companies have not extended existing loan arrangements or entered into new or additional loan or financing arrangements,

             (iv) the Companies have not incurred any pension obligations and/or made any variation in existing pension obligations, except to the extent required by law or contracts, and

             (v) the Companies have not entered into, amended or terminated agreements, the execution, amendment or termination of which would not be within the ordinary course of business.

             Excepted are in each case measures taken with the consent of the Purchaser or disclosed in this Agreement or its Exhibits.

      5.14.2 In the period between Signing and Closing of this Agreement the Shareholders shall, to the extent legally permissible and possible, procure that the business activities of the Companies will be conducted within the ordinary course of business and in particular that

             (i) the assets of the Companies will not be disposed of, except current assets being sold in the ordinary course of business,

             (ii) no new share capital or other similar capital will be created or issued,

             (iii) except as listed in Exhibit 5.14.2 the Companies will not extend existing financing arrangements or enter into new or additional financing arrangements,

             (iv) the Companies will not enter into, amend or terminate any contracts if and to the extent the execution, amendment or termination would not be within the ordinary course of business,

             (v) the Companies will not acquire or order current assets except in the ordinary course of business,

             (vi) the Companies will not place orders for fixed assets exceeding EUR 100,000.00 (Euro one hundred thousand) in each individual case and/or EUR 250,000.00 (Euro two hundred fifty thousand) in the aggregate,

             (vii) except to the extent required by law or contracts the Companies will not incur any pension obligations, make any variation in existing pension obligations, and

             (viii) will not incur other obligations deviating from the ordinary past practice.

             Excepted are in each case measures which are taken with the Purchaser's consent or disclosed in this Agreement or its Exhibits.

      5.14.3 The orders for traded merchandise and for raw materials, maintenance materials and supplies placed by the Companies after the Signing Date but prior to the Closing upon which delivery is to be made after the Closing are in compliance with ordinary commercial practice as regards number, price, payment and other terms.

      5.14.4 Binding offers or tenders made by the Companies to customers after the Signing Date but prior to the Closing as well as orders placed by customers or suppliers of the Companies prior to Closing of this Agreement which have been accepted by the Companies and all other agreements in respect of finished goods which have not been delivered on the Closing Date shall as regards volume, pricing arrangements, payment terms, delivery dates and all other major terms and conditions comply to the business practice of the Companies until the Signing Date.

5.15  No Changes as a Result of the Consummation of this Agreement

      5.15.1 Solely as a result of the change of control over the Companies by the consummation of this Agreement no supplier of the Companies will have the legal right of termination or to refuse fulfilment of his contractual obligations for the supply of the Companies and no license agreement, co-operation or joint venture agreement which any of the Companies is a party to can be terminated by third parties for this reason. The agreements disclosed in Exhibit 5.13.2b are excluded.

      5.15.2 As a result of the consummation of this Agreement no investment grants or subsidies have to be repaid by any of the Companies.

             The terms and conditions of any grants or subsidies made available to any of the Companies do not contain any provisions giving the authorities the legal right to require repayment of any amount granted to the Companies except in the event that the Companies do not comply with the respective terms and conditions of the grant or subsidy. To the Shareholders' best knowledge the Companies have not breached any material terms and conditions of the respective grants and subsidies in a way that would give the respective authority the legal right to request repayment of the grants and/or subsidies.

5.16  Scope and other General Provisions regarding the Guarantees

      5.16.1 To the extent independent guarantees included in this Agreement are given to Shareholders' best knowledge, the knowledge of the current members of the Company's management board (Vorstand) shall be imputable to Shareholders. The requirement of "best knowledge" shall be deemed fulfilled, if any of the Shareholders or any of the aforementioned persons has knowledge that the relevant facts and circumstances are not correct, would have had such knowledge after having made due and proper inquiries with the respective managing directors (Geschaftsfuhrer) of the Subsidiaries or did not have such knowledge as a result of a grossly negligent (grobe Fahrlassigkeit) violation of his/her duties as a diligent businessman.

      5.16.2 In the event that any of the independent guarantees included in this (S) 5 should turn out not to be correct, the Purchaser shall have the right to request that the Shareholders, within a reasonable period and at the latest within 30 days from receipt of Purchaser's request, put the Purchaser in the position it would have been in if the relevant guarantee had been correct. In case the Shareholders do not put the Purchaser in the position pursuant to this Agreement or in case this is impossible, the Purchaser shall have the right to request damages from the Shareholders.

      5.16.3 The Shareholders shall be liable for claims as a result of a breach of any of the independent guarantees pursuant to this ss. 5 only if each asserted claim exceeds Euro 100,000.00 and the aggregate amount of such claims together with any claims under (S) 8 hereof exceeds Euro 500,000.00. If the above-mentioned threshold is exceeded, any amount, including the amount of Euro 500,000.00 can be asserted.

      5.16.4 The Shareholders shall not be liable for claims as a result of a breach of any of the independent guarantees pursuant to this (S) 5 if and to the extent

             (i) in the Companies Financial Statements as of December 31, 2001 the circumstances giving rise to the breach have been accounted for, including, without limitation, accruals or value adjustments (including by way of lump sum adjustments (Pauschalwertberichtigung)) have been made for such circumstances,

            (ii) the circumstances are insured under any of the insurance policies of the Companies, and in such event only for that portion which the Companies receive under an insurance policy within 120 days of submission to the insurance company. If and to the extent the insurance does not make payment within said period the Shareholders shall only be liable to the Purchaser pursuant to this (S) 5 concurrently with (Zug um
                   Zug) an assignment of the claims against the insurance company to the Shareholders, or

            (iii) the circumstances have been disclosed in this Agreement or in any of its Exhibits (circumstances shall be deemed disclosed not only if disclosed in the respective Exhibit to a single guarantee but also if disclosed in any other Exhibit).

             Claims for breach of the guarantee pursuant to (S) 5.8 cannot be asserted if and to the extent such additional taxes (steuerlicher Mehraufwand) are equalised by future tax savings (zukunftige Steuerersparnisse), e.g. because of allocation to different tax periods, or would have been equalised in case of unchanged continuance of the Companies and further not if and to the extent the Purchaser seeks indemnification pursuant to (S) 6.

             Claims for breach of the guarantee pursuant to (S) 5.4 cannot be asserted if and to the extent indemnification for such breach of guarantee can be sought according to (S) 8.2 or could, in principle, be sought according to (S) 8.2, but such indemnification is excluded pursuant to the other terms of (S) 8.

      5.16.5 If and to the extent third parties assert claims or threaten to assert claims against any of the Companies which could result in a breach by Shareholders of the independent guarantees pursuant to this (S) 5, the Shareholders and, to the extent there is insurance coverage for the respective claim, also the insurance of the Companies shall be notified in writing without undue delay. The Shareholders shall be given the opportunity, to the largest extent possible, to defend such third party claims, including by way of court action. Costs in connection therewith, if any, shall be advanced by the Shareholders. The Purchaser shall grant and shall ensure, respectively, that the Shareholders have full access to the books, records and documents of the Purchaser and the Companies, and assumes the obligation to use its best efforts to give the Shareholders access to documents of third parties (especially court files and administrative files) to the extent necessary or useful to defend claims of third parties that may lead to claims of Purchaser against Shareholders and/or claims of Purchaser. No admission of liability, settlement or other measures shall be taken by Purchaser and the Companies which could negatively impact the chances to defend the claim without the prior consent of the Shareholders. In case the Shareholders do not notify the Purchaser within a reasonable period of time set by the Purchaser that they want to defend the third party claim, the Purchaser or the respective Company shall have the right to defend the third party claim at its own cost. The fact that the Shareholders do not defend a third party claim shall not be interpreted as admission that the underlying circumstances qualify as a breach of the guarantees pursuant to this (S) 5.

             In case it turns out that that the circumstances underlying the asserted third party claim qualify as a breach of any of the independent guarantees pursuant to this ss. 5, the costs of defending the third party claim shall be borne by the Shareholders; otherwise the costs shall be borne by the Purchaser.

      5.16.6 Claims of the Purchaser pursuant to the above provisions shall become statute-barred two (2) years from Closing. Claims of the Purchaser for any breach of the independent guarantee pursuant to
             (S) 5 subpara. 4 shall become statute-barred five (5) years from Closing. The aforementioned statutes of limitations shall not apply to claims of Purchaser with respect to additional taxes, liabilities regarding social security contributions and other public dues. Such claims shall become statute-barred after expiration of six months following the date upon which an additional assessment or amended assessment by the competent authorities becomes final and binding.

            The running of the limitation period shall be stopped (gehemmt) pursuant to Sec. 209 German Civil Code (BGB) by the Purchaser giving timely notice in writing of a claim to the Shareholders with particulars of the claim, provided always that the Purchaser initiates arbitration proceedings within a period of three (3) months after the respective written notice of claim. The provision of Sec. 203 German Civil Code (BGB) shall not apply, unless the parties agree in writing on a case by case basis that pending negotiations shall interrupt the limitation period.

     5.16.7 The Shareholders are themselves or through third parties which are bound by secrecy obligations as professionals entitled (at their own expense) to participate in the handling of tax field audits and audits with respect to social security contributions and other public dues covering the periods until the Closing. The Purchaser shall provide to Shareholders in writing with full information concerning any pending or current audit without undue delay, if possible within 14 days, and shall without undue delay notify Shareholders in writing of any attempt by the relevant authorities to make any charge (of whatever nature) or to disallow any relief or allowance (of any nature). The Purchaser shall procure that the Shareholders, to the extent necessary for them, have unrestricted access to the financial documents, records and other documents of the Companies for the period up to the Closing, and that all documents relating to taxes, social security contributions or other public dues, as well as all documents that need to be preserved pursuant to commercial provisions, are kept during the statutory preservation period.

     5.16.8 Any liability of the Shareholders pursuant to (S) 5, (S) 6, (S) 7 and (S) 8 of this Agreement shall be limited to EUR 7,000,000.00 (Euro seven million) ("Aggregate Limit of Liability"). On 31 July 2003, the Aggregate Limit of Liability shall be reduced to EUR 6,000,000.00 (Euro six million) and on 31 July 2004 to EUR 5,000,000.00 (Euro five million). For any and all claims asserted by the Purchaser towards the Shareholders in writing until 31 July 2003 or 31 July 2004 in accordance with the provisions of (S) 5.16.6, second paragraph (the relevant date shall be the date of receipt by the Shareholders), the respective higher Aggregate Limit of Liability valid until 31 July shall be applicable.

     5.16.9 Any claims or remedies of the Purchaser against the Shareholders, irrespective of their nature and legal grounds, except for claims and remedies explicitly granted by this (S) 5, shall, to the extent legally permissible, be deemed excluded and are hereby waived, in particular all claims resulting from breach of obligations (Sec. 280 German Civil Code - in particular for culpa in contrahendo, Sec. 311 para 2 German Civil Code), frustration of contract (Storung der Geschaftsgrundlage, Sec. 313 German Civil
            Code) and/or claims for reduction of the Purchase Price (Minderung). The right to rescind (Wandlung) and/or to withdraw from (Rucktritt) this Agreement is hereby specifically excluded, unless otherwise explicitly agreed herein or granted by a mandatory statutory law.

                                      (S) 6
          Liability of the Shareholders for Taxes and other Public Dues

6.1 The Shareholders shall indemnify the Purchaser and the Companies from all taxes and other public dues in respect of one of the Companies, which relate to periods until 31 December 2001. This indemnity shall apply irrespective of whether the taxes or public dues were known to the Shareholders or not. The indemnity shall not apply to the extent that the facts or events triggering the tax or public dues have resulted, will result or would have resulted in case of unchanged continuation of the Companies in an effective reduction of the tax or public due burden before or after 31 December 2001 (shift of taxes from one period into the other).

6.2 The tax returns of the Companies, to the extent referring to periods until 31 December 2001, are to be made in coordination with the Shareholders and their advisors. The Purchaser hereby undertakes to notify the Shareholders without undue delay, if possible within 14 days, of claims for payment of additional taxes or public dues and of all other actions and measures of the tax authorities or social security authorities (Sozialversicherungstrager) which could affect potential rights/obligations of the Shareholders pursuant to this (S) 6. A breach by Purchaser of the undertaking to notify the Shareholders shall not affect justified claims of the Purchaser pursuant to this (S) 6, if as a result of the breach objections or defenses of the Shareholders vis-a-vis tax and social security authorities are not limited. In particular, the Purchaser shall ensure that the Shareholders are notified in writing within 14 days of the announcement or beginning of tax field audits (steuerliche Au(beta)enprufungen) and field audits of social security authorities and shall give the Shareholders and/or Shareholders' advisors the opportunity to participate in all such audits relating to periods until the 31 December 2001.

     Any actions, whether court actions or not, and any declarations to the tax authorities and/or social security authorities by the Purchaser also in respect of periods until 31 December 2001 shall only be filed/made with the prior consent of the Shareholders, to the extent potential rights and/or obligations of Shareholders pursuant to this (S) 6 may be affected. Any such consent shall not be unreasonably withheld. If as a result of a field audit or otherwise there are payment claims for periods until 31 December 2001, including without limitation for wage tax and social security contributions, the Purchaser shall be entitled to agree on a lump sum payment of such taxes or contributions only with the consent of the Shareholders. The consent to such lump sum payments shall be given by the Shareholders if a due and diligent business man would agree to such lump sum payments. If the Shareholders agree to such lump sum payments, the obligation of the Shareholders to indemnify and hold the Purchaser or the respective Companies harmless includes the aggregate amount payable based on such lump sum calculations.

6.3  The provisions of (S)(S) 5.16.4, 5.16.5, 5.16.6, 5.16.7 and 5.16.8 shall apply mutatis mutandis, but not (S) 5.16.3 and (S) 5.16.6 first sentence. All claims pursuant to this (S) 6 shall, together with all claims pursuant to (S) 5, (S) 7 and (S) 8, in the aggregate, be limited to the Aggregate Limit of Liability pursuant to (S) 5.16.8.

                                      (S) 7
      Indemnity for Neutron Claims and Risks in Relation to Properties Sold

7.1 The Shareholders shall indemnify and hold the Purchaser and the Companies harmless from all claims of Neutron Mikroelektronik GmbH, Maybachstrasse 17, 63456 Hanau resulting out of and in connection with the development and manufacturing agreement (Entwicklungs- und Fertigungsvertrag) between Neutron Mikroelektronik GmbH and the Company dated 11 November 1997 and all other claims of Neutron Mikroelektronik GmbH in relation to the development of new circuits, including court costs and attorney's fees up to the statutory amounts in Germany. There shall only be an obligation to indemnify and hold harmless to the extent a claim made by Neutron Mikroelektronik GmbH exceeds the amount accrued by the Company at the Signing Date in relation to the claims of Neutron Mikroelektronik GmbH (EUR 30,677.51).

7.2 The Shareholders shall indemnify and hold the Purchaser and the Companies harmless for a period of ten (10) years as of Closing from all claims, obligations and liabilities in relation to properties the use of which was abandoned by the Companies prior to Closing. In particular, this shall apply to the former operating site in Miltenberg.

     The Purchaser shall procure that the Companies assign and transfer to the Shareholders any claims against insurance companies, if any, in connection with circumstances that result in an obligation of the Shareholders to indemnify pursuant to this (S) 7.2 (including without limitation for pollution of soil and groundwater) and further that the Companies, at the costs of the Shareholders, will use their best efforts to assist the Shareholders in pursuing such insurance claims.

7.3 The provisions of (S)(S) 5.16.4 (i), 5.16.5 and 5.16.8 shall apply mutatis mutandis. Any claims pursuant to this (S) 7 shall become time barred three months after the claims of Neutron Mikroelektronik GmbH or other third parties have become time barred and shall together with all claims pursuant to (S) 5, (S) 6 and (S) 8, in the aggregate, be limited to the Aggregate Limit of Liability pursuant to (S) 5.16.8.

                                      (S) 8
                      Indemnity for Environmental Liability

8.1 For the purposes of this (S) 8 the term "Environmental Liability", "Environmental Reports" and "Environmental Pollution" shall have the following meaning:

     8.1.1 "Environmental Liability" means all costs and expenses - which are not only internal costs and expenses - incurred by the entities indemnified pursuant to this (S) 8 which are necessary to comply with final and binding orders of authorities or courts (including those based upon third party claims under private law) to clean up an Environmental Pollution or all costs and expenses - which are not only internal costs and expenses - which are required to remedy or prevent an immediate danger to the well-being or health of human beings caused by Environmental Pollution. Environmental Liability does not include lost profits or other consequential loss, in particular as a result of interruptions of business.

     8.1.2 "Environmental Reports" means the environmental risk assessments of buildings, sealing of surface, soil and ground water prepared by Institut fur Angewandte Geologie und Umweltanalytik Brehm regarding the Kopp sites in Kahl, Hildburghausen, Kaplice and Aigen, all dated May 14, 2002 as well as the 2nd Report on Soil Contamination regarding the Brunnquell site in Ingolstadt, prepared by Harress Pickel Consult and dated February 25, 2002. Copies of the Environmental Reports are attached as Exhibit 8.1.2.

     8.1.3 "Environmental Pollution" means all contamination of soil, soil-air, ground water or buildings which was caused prior to the Closing and could cause hazards or material disadvantages or material annoyance for the individual or the general public, in particular

            a)     dangerous alterations to the soil within the meaning of
                   Section 2 para. 3 of the Federal Soil Protection Act (Bundes-Bodenschutzgesetz), and thus all impairments to the functions of the soil which could cause hazards or material disadvantages or material annoyances for the individual or the general public;

            b) residual contamination within the meaning of Section 2 para. 5 of the Federal Soil Protection Act and thus both closed waste removal facilities and other real estate upon which waste has been treated, stored or deposited (former storage), and real estate of closed facilities and other real estate upon which environmentally hazardous materials were handled, with the exception of facilities, the shutting down of which requires approval pursuant to the Nuclear Energy Act (former plants), through which hazardous alterations to the soil or other dangers for the individual or the general public are caused.

8.2 The Shareholders shall indemnify the Purchaser and the Companies for a period of five (5) years from the Closing within the framework of the other provisions of this (S) 8 against all Environmental Liability.

8.3 There shall be no obligation to indemnify and hold harmless, if and to the extent

     8.3.1 the Environmental Liability relates to Environmental Pollution which was caused after the Closing or Environmental Pollution which was caused prior to the Closing but aggravated by the Purchaser and/or the Companies after Closing by negligence on the part of the Companies. The determination whether or not Environmental Pollution was caused prior to or after the Closing or aggravated after the Closing shall be made - to the extent possible -on the basis of the Environmental Reports. The burden of proof for the fact that any Environmental Pollution was caused prior to the Closing shall be borne by the Purchaser. The burden of proof for the fact that any Environmental Pollution caused prior to the Closing was increased after the Closing by negligence on the part of the Purchaser and/or the Companies shall be borne by the Shareholders. To avoid any cases of doubt, it is hereby clarified that the Shareholders shall also be responsible pursuant to the terms and conditions of this (S) 8 (in particular (S) 8 subpara. 3) to indemnify the Purchaser and the Companies for any such Environmental Liability based upon Environmental Pollution already mentioned in the Environmental Reports as potential risks ("A","B" and "C" risks);

     8.3.2 the respective Environmental Liability results from inspections or preparation and exploration measures conducted after the Closing outside the ordinary course of business of the relevant Company. The Environmental Liability resulting from inspections or measures conducted within the ordinary course of business of the relevant Company shall not be excluded;

     8.3.3 the respective Environmental Liability is the result of a change of existing or the adoption of new laws after the Closing;

     8.3.4 the respective Environmental Liability is the result of a material change in the use of the Properties of the Companies with the effect that the Property concerned is no longer used for industrial or trading purposes;

     8.3.5  only third parties (except for insurance companies in which case (S)
            8.3.6 shall apply) are liable for the Environmental Liability by virtue of a non-appealable official order, final and binding court judgment or any other enforceable title (settlement, etc.) without such third parties having any right of recourse against the Purchaser and/or the Companies after the assertion of claims. In case third parties are liable in addition to the Companies, the Purchaser may assert its claims against the Shareholders pursuant to
            (S) 8.2 only concurrently with (Zug um Zug) the assignment of potential recourse claims against such third parties;

     8.3.6 the respective Environmental Liability is covered by an insurance policy and the insurance company effects payment within 120 days from notification of the damage. If the insurance company has not effected payment upon expiration of the aforementioned period, the Purchaser may assert its claims against the Shareholders under (S) 8 subpara. 2 only concurrently with (Zug um Zug) the assignment of the respective claims against the insurance company to the Shareholders; or

     8.3.7 the Companies stop conducting business or Properties or buildings on such Properties are abandoned by the Companies. This limitation shall not apply to the sites in Hildburghausen and Ingolstadt.

     Moreover, (S) 5.16.4 (i) and (ii) shall apply mutatis mutandis. The general duty to mitigate shall remain unaffected.

8.4 As soon as any of the entities indemnified becomes aware of any circumstances which could give rise to an obligation of the Shareholders to indemnify pursuant to this (S)8, the Purchaser shall be obliged to inform the Shareholders of all circumstances and to coordinate all measures with the Shareholders; this includes the right of access to the respective Properties and to review all records, to the extent necessary for a reasonable review by the Shareholders.

     In the event the Purchaser and the Shareholders can not agree on the measures to be taken within 14 days following receipt of the notice by the Shareholders, the Shareholders shall have the right to defend orders of authorities or third party claims at its own expense, including by way of court action. The provisions of (S)5.16.5 shall apply mutatis mutandis.

8.5 Claims for indemnification pursuant to this (S)8 can only be asserted if the respective Environmental Liability exceeds an amount of EUR 100,000.00 and the aggregate amount of all existing Environmental Liabilities together with any claims arising under (S) 5 exceeds an amount of EUR 500,000.00. If the threshold of EUR 500,000.00 is exceeded, any amount, including the amount of EUR 500,000.00 can be asserted. Any claims pursuant to this (S) 8 shall together with all claims pursuant to (S)5, (S)6 and (S)7, in the aggregate, be limited to the Aggregate Limit of Liability pursuant to
     (S)5.16.8.

                                      (S)9
                                   Put Option

9.1 Subject to the condition precedent that the Closing of the Share Sale and Purchase Agreement pursuant to(S)4.2 occurs the Purchaser, by way of an otherwise unconditional and irrevocable offer, hereby grants the option to Ms. Ute Michaels, Ms. Bianca Michaels and Mr. Arno Michaels (hereinafter referred to as "Option Sellers") to sell the preferred Shares referred to in (S)2.2. (the "Option Shares") to the Purchaser in accordance with the further provisions of this (S)9 (the "Put Option").

9.2 The Put Option can be exercised at the earliest on 1 October 2003 and at the latest on 31 December 2004 by written declaration of the Option Sellers to the Purchaser. The Put Option can only be exercised jointly and in the same way by the Option Sellers.

9.3 The Put Option shall be deemed to have been effectively exercised upon receipt by the Purchaser. The Purchaser shall send the Option Sellers a written acknowledgement of receipt of the exercise of the Put Option. The transfer of the Option Shares will be effected concurrently with (Zug um
     Zug) the payment of the Option Purchase Price on the basis of a share transfer agreement in accordance with the draft attached hereto as Exhibit 4.2.1.

9.4 The purchase price for the Option Shares shall amount to EUR 2,879,337.00 (in words: two million eight hundred seventy-nine thousand three hundred thirty-seven Euro) (the "Option Purchase Price") and shall be due and payable within five (5) banking days from receipt of the exercise of the Put Option concurrently with (Zug um Zug) the transfer of the Option Shares; payment shall be made at no cost or expense to the Option Sellers to the account no. 150737000 at Dresdner Bank Aschaffenburg, banking code 79580099.

     The Option Purchase Price will be allocated internally between the Option Sellers as follows:

     Ms. Ute Michaels           EUR        1,974,589.00        68.58%;
     Mr. Arno Michaels          EUR          452,374,00        15.71%; and
     Ms. Bianca Michaels        EUR          452,374.00        15.71%.

     The Option Sellers will allocate and distribute the Option Purchase Price among themselves. The Option Purchase Price shall be fixed and non-adjustable.

     The Purchaser hereby irrevocably waives its right of set-off (Aufrechung) against this claim and its right to invoke other objections (Einwendungen) or defenses (Einreden), of whatever nature, against the claim for payment of the Option Purchase Price provided that there is no breach of the guarantees in (S) 9.7. In such cases any amounts set-off or otherwise withheld shall be taken into account for the Aggregate Limit of Liability. The Purchaser shall, in particular, have no right of set-off with potential claims pursuant to (S)(S)5, 6, 7 and/or 8 of this Agreement against the claim for payment of the Option Purchase Price or to invoke rights of retention (Zuruckbehaltungsrechte) against such claim.

9.5 As a security for the payment of the Option Purchase Price the Purchaser shall, at the Closing ((S)4 subpara. 2 lit. l) hereof), deliver a bank guarantee, payable on first written demand of the Option Sellers and valid until 31 October 2003, of a reputable major bank in the amount of EUR 2,879,337.00. The Option Sellers shall reimburse the Purchaser for the costs of the bank guarantee up to a maximum amount of EUR 57,586.00 (equal to 2% of the amount of the bank guarantee). Payment shall be made concurrently with the payment of the Option Purchase Price and against delivery of written evidence of the costs of the bank guarantee.

9.6 The sale of the Option Shares shall also comprise the right to draw all profits which have not been distributed until the exercise of the Put Option.

9.7 The Option Sellers hereby guarantee by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Sec. 311 para. 1 BGB (German Civil Code) with effect as of the day of the transfer in rem of the Option Shares to the Purchaser that they are the sole owners of the Option Shares and that the Option Shares are free of any third party rights. Further warranties and/or guarantees, as per the date of transfer of the Option Shares, are not assumed, irrespective of the legal basis, nature and substance thereof. The provisions set out in (S)5 sentences 3 and 4 and (S)5.16.9 shall apply mutatis mutandis also to the sale of the Option Shares.

     As a consideration for the granting of the Put Option the Option Sellers have, however, already hereby given the guarantees pursuant to (S)5 and have agreed to the obligations to indemnify the Purchase pursuant to
     (S)(S)6, 7, and 8.

9.8 The Option Sellers hereby declare their agreement to change Sec. 5 para 3 sentence 2 of the articles of association of the Company to the effect that also the pledging of or granting of other encumbrances over shares of the Company shall require the approval of the Company.

                                      (S)9a
                   Claim for Reimbursement of Corporation Tax

9a.1 In the Shareholders' Meeting of the Company of 28 June 2002 the
     Shareholders have resolved on the distribution of an anticipated partial dividend (Abschlagsdividende) in the amount of EUR 2,001,000.00 out of the profits for the business year 2001. This amount has already been dividended out. Prior to the Closing the Shareholders will pass a further resolution on the distribution of a further (partial) dividend in the amount EUR 6,168,300.00 and cause the Company to distribute this amount to the Shareholders. Therefore, until the Closing an aggregate amount of EUR 8,169,300.00 will have been distributed to the Shareholders as dividend out of the profits for the business year 2001.

9a.2 In addition to the Purchase Price pursuant to (S)3 (as adjusted pursuant to (S)3.4 - 3.5) and in addition to the Option Purchase Price payable in case of the exercise of the Put Option, if any, the Purchaser shall pay to the Shareholders as a compensation for the Company's claim for reimbursement of corporation tax (Korperschaftssteuerer-stattungsanspruch) resulting from the distributions pursuant to (S)9a.1 above an amount as is equal to the Company's claim for reimbursement of corporation tax. This amount shall bear interest as of 1 March 2003 at a rate of 6% p.a. and shall be due and payable on 31 July 2003 including accrued interest. The parties expect that as a result of the distributions pursuant to (S)9a.1 the Companies will have a claim for reimbursement of corporation tax in an amount of EUR 1,361,550.00.

     The Shareholders hereby instruct the Purchaser to transfer the amount payable pursuant to this (S) 9a.2 to the account referred to in (S)3.2 unless the Shareholders notify the Purchaser of any other account in writing five (5) banking days prior to the due date. The Shareholders will allocate and distribute this amount among themselves. As a security for payment of this amount, the Purchaser will provide a bank guarantee of a reputable major bank to the Shareholders at Closing in accordance with the provisions set out in (S)4 subpara. 2 lit. k).

     The Purchaser hereby undertakes, as of the Closing until the date of payment of the amount pursuant to this (S)9a.2, not to take any measures which could jeopardize the claim for reimbursement of corporation tax, in particular not to waive such claim.

9a.3 The Purchaser hereby irrevocably waives its right of set-off (Aufrechung) against the claim pursuant to (S)9a.2, if and to the extent such claim has come into existence pursuant to (S)9a.1, and its right to invoke other objections (Einwendungen) or defenses (Einreden), of whatever nature, against this claim. The Purchaser shall, in particular, have no right of set-off with potential claims pursuant to (S)(S)5, 6, 7 and/or 8 of this Agreement against a claim that has come into existence pursuant to (S)9a.2 or to invoke rights of retention (Zuruckbehaltungsrechte) against such claim.

                                      (S)10
                          Liability of the Shareholders

With respect to all liabilities resulting from this Agreement, the Shareholders shall be jointly and severally (gesamtschuldnerisch) liable.

                                      (S)11
                        Non-Compete Covenant, Use of Name

11.1 For a period of 3 (three) years following the Closing, the Shareholders hereby covenant not to, whether directly or indirectly, manufacture or distribute products or otherwise assist in the manufacturing or distribution of products (e.g. by transfer of know-how or rendering consultancy services) within Europe, USA and Tunesia (hereinafter the "Territory") which directly or indirectly compete with the products manufactured and/or distributed by the Companies on the Closing and during the 12 months prior to the Closing (such products are hereinafter referred to as the "Competing Products" and this covenant by the Shareholders is hereinafter referred to as "Non-Compete Covenant"). During the term of the Non-Compete Covenant Shareholders shall also refrain from, whether directly or indirectly,

     (i) acquiring or owning a direct or indirect ownership interest in enterprises which manufacture or distribute, or otherwise support the manufacturing or distribution of the Competing Products within the Territory;

     (ii) taking other actions which would interfere with any contractual or customer relationship of the Companies in the Territory or otherwise intentionally interfere with the business of the Companies in the Territory.

11.2 In each case of a violation of the Non-Compete Covenant by Shareholders, the respective Shareholder violating the Non-Compete Covenant shall be obligated to pay to the Purchaser a contractual penalty (Vertragsstrafe) in the amount of Euro 250,000.00 (Euro two hundred fifty thousand). Should the Shareholders violating the Non-Compete Covenant despite a written warning of the Purchaser continue the violation, the Shareholders in violation shall pay for each month during part of which the violation is continuing a further contractual penalty in the amount of Euro 100,000.00 (Euro one hundred thousand). Sec. 343 BGB (German Civil Code) shall remain unaffected.

     In addition to the contractual penalty Purchaser has the right to seek injunctive relief in the event of a violation of the Non-Compete Covenant and to assert claims for damages against the violating Shareholders in excess of the amount of the contractual penalty.

11.3 The Non-Compete Covenant pursuant to this (S) 11 shall, however, not restrict Shareholders from owning or acquiring an interest in publicly traded entities not exceeding 10%.

11.4 The Shareholders hereby agree that the Kopp Group may continue to use the name "Kopp". After the Closing Shareholders shall refrain from using, directly or indirectly, any trade name or component thereof presently being used by the Kopp Group, including but not limited to, "Kopp", "Brunnquell", "Profikontakt", "Condor" and "HEKO".

                                      (S)12
                                Costs and Taxes

12.1 Each party shall bear its own costs and expenses that have been or will be incurred by it in connection with the preparation and conclusion of this Agreement, including the costs of its respective advisors.

12.2 The costs of this Agreement and its completion, especially any registration costs, as well as costs in connection with required antitrust approvals, shall be borne by Purchaser.

                                                                             -41

12.3 Any taxes, especially any taxes on capital gains, shall be borne by such party realising such capital gain.

12.4 Real estate transfer tax triggered as a result of the consummation of this Agreement, if any, shall be borne by the Purchaser.

                                      (S)13
                                Confidentiality

13.1 All parties mutually undertake to keep the content of this Agreement, in particular the Purchase Price, secret and confidential vis-a-vis third parties. This shall not apply to the extent a party is forced to disclose the same by statutory provisions, administrative decree or stock exchange rules. Even in such cases, the parties shall, however, inform each other prior to such disclosure and shall limit the same to the minimum required.

13.2 The Shareholders shall not disclose confidential information relating to the business of the Companies, unless such information is or becomes publicly known, is disclosed to the Shareholders from third parties (provided that such a third party is not a person who has worked for any of the companies in which Kopp held a majority interest during the last five years prior to the Closing) or is required to be disclosed by the Shareholders to a court or governmental authority.

13.3 Press releases shall be mutually agreed between the parties in advance. The same applies with respect to announcements and declarations of the Purchaser vis-a-vis employees, customers, suppliers or other business partners of the Kopp Group prior to Closing. After the signing of this Agreement and the publication of the press release both parties shall however have the right to make declarations to the press or other third parties without the consent of the respective other party, provided that the content of this Agreement is not disclosed. (S) 13.1 shall in any case remain unaffected.

                                      (S)14
                     Conditions Precedent, Right to Rescind

14.1 The Closing of this Agreement pursuant to (S)4 shall be subject to the following conditions precedent:

     14.1.1 the Company having approved the transfer of all shares in the Company to the Purchaser or any other subsidiary of Actuant pursuant to (S)5 subpara. 3 of the Articles of Association of the Company;

     14.1.2 the competent court having approved the sale of the shares in the Company by Anni Simoneit; and

     14.1.3 (i) the Federal Cartel Office having cleared the transaction or the time limits to prohibit the transaction having expired without prohibition and (ii) the Austrian Cartel Court having cleared the transaction, the time limits to prohibit the transaction having expired without prohibition or the Cartel Court having notified that the review procedure has been aborted (eingestellt) or that no review will be conducted;

     The parties shall confirm in writing on the Closing Date that the above conditions have been fulfilled and/or waived (to the extent legally permissible).

14.2 The Purchaser and the Shareholders (the latter ones only jointly) shall be entitled to rescind this Agreement in writing if any of the conditions precedent set forth above in (S)14.1 have not been met by 31 October 2002 or such other date the parties may mutually agree to in writing.

14.3 If any circumstances arise between the Signing Date and the Closing of this Agreement which would have constituted a breach of the independent guarantees under (S)5 hereof if the guarantees had been provided as of the Closing resulting in a Material Adverse Impact on the Companies' Business Operations and such circumstances and the Adverse Impact continue to exist at the Closing, the Purchaser shall be entitled to rescind this Agreement until the Closing by written notice to the Shareholders. The right of rescission shall expire upon the Closing of this Agreement.

     A "Material Adverse Impact on the Companies' Business Operations" within the meaning of this (S)14 subpara. 3 shall mean any impairment which has (not: might have) substantial adverse effects for the business operations of the Kopp Group as a whole so that the Purchaser cannot be reasonably expected to be bound to this Agreement. A Material Adverse Impact on the Companies' Business Operations shall, however, in any event, be found to exist only if the impairment - on balance - results in any loss, expenses or other liabilities of (i) the relevant Company concerned in an amount in excess of EUR 1,000,000.00 and (ii) the Kopp Group in an aggregate amount in excess of EUR 2,500,000.00.

     If the parties fail to come to an agreement on the Closing Date with regard to the question of whether or not any impairment of the Companies' business is to be considered a Material Adverse Impact within the meaning of this
     (S)14 subpara. 3 and/or whether such impairment continues to exist at the Closing, the expert arbitrator shall make a decision in accordance with (S) 16 subpara. 1 hereof. The expert arbitrator shall make a decision as soon as possible, but in any case within ten working days. The decision shall be binding upon the parties. In addition, (S)16 subpara. 1 shall apply mutatis mutandis.

14.4 In the event of a rescission pursuant to (S)14 subparas. 2 or 3 above the provisions of this Agreement shall become null and void, with the exception however of the provisions as to costs and taxes ((S)12) and confidentiality ((S) 13) which shall continue to apply. In case of rescission, neither the Shareholders nor Purchaser shall have any claims of whatever nature against each other as a result of the recession, in particular no claims resulting from breach of obligations (Sec. 280 German Civil Code, in particular not in the cases of Sec. 311 para 2 German Civil Code - culpa in contrahendo) or frustration of contract (Storung der Geschaftsgrundlage, Sec. 313 German Civil Code).

                                      (S)15
    Actuant's Guarantee, Discharge of the Supervisory Board/Management Board,
                               Actuant's Covenant

15.1 Actuant hereby guarantees to all or any of the Sellers the payment of the Purchase Price pursuant to (S)(S) 3.1, 3.2 and 3.3, the payment of any adjusted Purchase Price pursuant to (S) 3.8 by the Purchaser and the fulfilment of all other payment obligations of the Company on the Closing resulting out of the agreements to be executed on the Closing pursuant to
     (S)4 subpara. 2. This guarantee shall expire upon the complete payment of the guaranteed amounts by the Purchaser or the Company.

15.2 The Purchaser shall procure that the members of the supervisory board from the shareholders' side who have resigned from their office with effect as of the Closing and Mr. Michaels as member of the management board of the Company shall be discharged (entlasten) within the next ordinary shareholders' meeting of the Company. The discharge (Entlastung) for the activities from 1 January 2002 until the Closing shall be resolved at the latest as part of the ordinary shareholders' meeting for the year 2003. The same shall apply mutatis mutandis for discharging (entlasten) Mr. Michaels as managing director/member of a management board of other Companies of the Kopp Group. Actuant hereby covenants that the Purchaser duly and properly fulfils all obligations pursuant to this Agreement which are not primarily payment obligations.

                                      (S)16
                         Expert Arbitrator, Arbitration

16.1 If the parties fail to reach an agreement within the period set out in (S)3 subpara. 7 with respect to the draft Working Capital calculation, upon notice by either party, a public accountant nominated by the Chamber of Chartered Accountants (Wirtschafts-pruferkammer), Dusseldorf, shall be appointed as expert, whose determination of the disputed matter shall be binding and final among the parties. The parties shall be given an opportunity to present their views and opinions to the expert in writing or orally and to respond to the opinions of the respective other party in writing. The expert shall comment on any submissions made by the parties.

     The expert shall be given any information requested orally and in writing and shall be granted access to any books, documents and papers of the Companies if and to the extent considered by him to be required to determine the Working Capital. Any consultants and representatives of the Companies bound by professional secrecy shall be released from such secrecy obligation if and to the extent considered by the expert to be required and shall further provide oral as well as written information.

     The expert shall be bound by the arrangements set out herein and the Exhibits hereto. The expert shall be instructed to, authorised to and shall, if necessary, adjust the draft Working Capital calculation so as to comply with his decision. The draft Working Capital calculation as determined by the expert, whether as initially drafted or amended, shall constitute the final Working Capital calculation for the purposes of this Agreement.

     Costs and expenses of the expert shall be advanced by the parties upon first demand in equal instalments and shall be borne by them upon conclusion of the procedure, in accordance with their success therein. On the basis of these principles, the expert shall ultimately decide on the allocation of his costs at his reasonable discretion. This shall not address the own costs of the parties and the costs of their advisors, which the parties shall bear themselves in any event.

16.2 All disputes arising out of and in connection with this Agreement, unless subject to the expert arbitrator's decision pursuant to (S) 16 subpara. 1 above, or its validity shall be finally settled by an arbitration panel pursuant to the rules and provisions of an arbitration agreement to be entered into between the parties separately and simultaneously herewith.

                                     (s)17
                                    Notices

Notices in connection with this Agreement shall be addressed and sent to the parties in writing and deemed to be served if delivered as follows:

a. if to one or more of the Shareholders, Sellers and/or Option Sellers solely to:
     Mr. Horst Michaels:
     Tulpenweg 13
     63755 Alzenau

     with a copy to:

     Freshfields Bruckhaus Deringer
     Dr. Axel Epe
     Freiligrathstr. 1
     40479 Dusseldorf

b.   if to the Purchaser to:
     Andrew G. Lampereur
     Chief Financial Officer
     Actuant Corporation
     6100 North Baker Road
     Milwaukee, WI 53209
     U.S.A.

     with a copy to:
     Anthony W. Asmuth III, Esq.
     Quarles & Brady LLP
     411 East Wisconsin Avenue Suite 2040
     Milwaukee, Wisconsin 53202-4497
     U.S.A.

     and:
     Bernd Thalmann, LL.M.
     Mayer, Brown, Rowe & Maw Gaedertz
     Bockenheimer Landstrasse 98-100
     60323 Frankfurt am Main

or to such addresses any of the above addressees shall designate by written notice to the other addressees. The parties agree that Mr. Michaels shall act as representative (Handlungs- und

Zustellungsbevollmachtigter also in arbitration proceedings) for the Shareholders, Sellers and/or Option Sellers and that Mr. Michaels can appoint an authorized representative with address in Germany at any time he sees fit for all Shareholders, Sellers and/or Option Sellers.

                                      (s)18
          Transfer of all Rights and Obligations out of this Agreement

18.1 The Purchaser shall be entitled to transfer all rights and obligations resulting out of this Agreement and all agreements executed in consummation of this Agreement by way of transfer of contract (Vertragsubernahme) in its entirety to a, whether directly or indirectly, wholly owned subsidiary of Actuant (the "Assignee Entity"), subject to the condition that the Assignee Entity declares to the Shareholders in writing to assume all rights and obligations of the Purchaser out of this Agreement and the arbitration agreement of even date by way of transfer of contract (Vertragsubernahme). The Purchaser shall have this right prior and after Closing, in the latter case, however, only if at the same time all of the shares in the Company acquired in consummation of this Agreement are also transferred to the Assignee Entity. The Shareholders already hereby consent to the transfer of contract provided for in this
      (s)18.1.

18.2 Any obligations of Actuant out of this Agreement, including without limitation pursuant to (s)15, shall remain unaffected by a transfer of contract (Vertragsubernahme) pursuant to (s)18.1. Any guarantees, covenants etc. which Actuant has given in this Agreement in relation to obligations of the Purchaser, shall after a transfer of contract refer to the obligations assigned by the Assignee Entity pursuant to (s)18.1 without any further declarations required.

                                      (s)19
                                 Miscellaneous

19.1 This Agreement is subject to, and shall be governed by, the laws of Germany, excluding, however, the provisions of German international private law.

19.2 Amendments and alterations to this Agreement have to be in writing, unless notarisation is required. This shall also apply to a waiver of the written form.

19.3 If any provisions of this Agreement should be or become invalid, or if this Agreement does not address any specific situation, all other provisions of this Agreement shall not be affected thereby. Instead of such invalid provision, or in order to provide a provision to fill the gap, such provision shall be deemed to have been agreed upon that, as close as legally possible, complies with the purpose and intent of the parties with the invalid provision, especially with respect to any measure of performance, time or period provided therein, or which reflects what the parties would have agreed upon if they had considered such situation.

19.4. The Exhibits to this Agreement, as well as all amendments and alterations to this Agreement, constitute an integral part of this Agreement. Any reference to this Agreement includes all Exhibits, alterations and amendments thereto.

19.5 This Agreement has been executed in a German and an English version. In case of discrepancies between the German and the English version, the German version shall prevail. Where in the English version a German term has been inserted in brackets it alone shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

19.6 Mr. Horst Michaels and Ms. Ute Michaels hereby consent to each other to the entering into this Agreement pursuant to Sec. 1365 German Civil Code
      (BGB).

[Signature page of the Share Sale and Purchase and Option Agreement dated 22 July 2002]


Frankfurt, this 22 day of July 2002


/s/ Horst Michaels
-----------------------------
(Horst Michaels)


/s/ Anni Simoneit
-----------------------------
(Anni Simoneit)
by Dr. Frank Heerstraben based on power of attorney dated 12 July 2002


/s/ Arno Michaels
-----------------------------
(Arno Michaels)
Based on Power of Attorney dated 20-6-2002


/s/ Bianca Michaels
-----------------------------
(Bianca Michaels)


/s/ Ute Michaels
-----------------------------
(Ute Michaels)
Based on Power of Attorney dated 17-7-2002


Applied Power Holding GmbH
by:


/s/ B. Thalmann
-----------------------------
(B. Thalmann)
Based on Power of Attorney dated July 17, 2002


Actuant Corporation
by:


/s/ G.H.P. Boel
-----------------------------
Based on Power of Attorney dated 17-7-2002